SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) September 12, 2007
E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction Of Incorporation)	1-815 (Commission File Number)	51-0014090 (I.R.S. Employer Identification No.)
1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)
Registrant’s telephone number, including area code: (302) 774-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
The Registrant’s subsidiary, Pioneer Hi-Bred International, Inc. entered into a business agreement on corn herbicide tolerance and insect control trait technologies with Monsanto Company. Among other provisions, modifications were made to the existing corn license agreements; both parties agreed to exchange certain non-assert and other intellectual property rights; and both parties obtained rights to reference and access certain regulatory data and approvals in which the other has certain interests.
The YieldGard® MON810 Corn license agreement has been modified to provide Pioneer with more favorable royalty terms and broader rights to certain regulatory data and approvals for use in developing products stacked with YieldGard® MON810 Corn. As part of the agreement, Monsanto receives broader rights and access to certain Herculex® Insect Control trait regulatory data and approvals for use in developing products stacked with Herculex® Insect Control traits.
The agreement also modifies the existing Roundup Ready® Corn 2 license to provide for specified annual royalty payments from 2008 through 2015 versus the per unit royalty arrangement in place for this period. As a result of the change from a per unit royalty payment to specified annual royalty payments, the Registrant expects to record an intangible asset and an associated liability with a net present value of $573 million in the quarterly period ended September 30, 2007. The intangible asset is subject to amortization over the life of the related contract. Cumulative cash payments are expected to be about $725 million over this eight-year period.
The information contained in Item 7.01 of this report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY (Registrant)
/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

September 13, 2007

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